FOR IMMEDIATE RELEASE

Contact:
Idenix Pharmaceuticals, Inc.
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838

IDENIX PHARMACEUTICALS ANNOUNCES FOURTH QUARTER AND
YEAR-END FINANCIAL RESULTS

Cambridge, MA; February 24, 2005 – Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported financial results for the fourth quarter and the year ended December 31, 2004. For the fourth quarter ended December 31, 2004, Idenix reported total revenues of $18.8 million, compared with total revenues of $13.6 million in the fourth quarter of 2003. Total revenues include reimbursements by Novartis of the expenses incurred by Idenix in connection with the development of telbivudine and valtorcitabine, Idenix’s drug candidates for the treatment of hepatitis B, and amortization of the up-front fee received when Novartis licensed the company’s hepatitis B drug candidates in May 2003. Idenix reported a net loss of $14.0 million, or a loss of $0.29 per basic and diluted share for the fourth quarter ended December 31, 2004 compared to a net loss of $7.3 million, or $0.20 per basic and diluted share for the fourth quarter ended December 31, 2003.

For the year ended December 31, 2004, Idenix reported total revenues of $95.4 million, compared with total revenues of $29.6 million for the year ended December 31, 2003. Idenix reported a net loss of $6.2 million, or $0.15 per basic and diluted share for the year ended December 31, 2004, compared to a net loss attributable to common stockholders of approximately $71.0 million, or $2.70 per basic and diluted share for the year ended December 31, 2003. At December 31, 2004, Idenix’s cash and cash equivalents and marketable securities totaled $157.3 million.

Business Highlights
“Last year was marked by several significant accomplishments that we believe are indicative of the successful execution of our strategy and our ability to design and implement comprehensive clinical development programs,” said Jean-Pierre Sommadossi, chairman and chief executive officer of Idenix.

The accomplishments realized by Idenix during 2004 included:
•	Completion of an initial public offering and concurrent private placement to Novartis raising $132.6 million in proceeds, net of underwriting discounts and offering expenses, in July 2004.
•	Advancement of the company’s hepatitis B program, including the completion of enrollment in the phase III registration trial for telbivudine and the initiation of a phase IIb trial for valtorcitabine plus telbivudine.
•	Advancement of the company’s hepatitis C clinical program with the initiation of a phase IIa trial of valopicitabine (NM283) plus pegylated interferon in treatment-naïve patients and the initiation of a phase IIb trial of valopicitabine (NM283) plus pegylated interferon in patients that have failed prior interferon-based therapy.

Sommadossi continued, “We expect to achieve a number of significant milestones in 2005. Specifically, we plan to complete the phase III registration trial for telbivudine and file our first NDA by year-end. Additionally, we anticipate reporting results from two important trials for valopicitabine (NM283), our lead product candidate for the treatment of hepatitis C. We expect to obtain and report the 12-week results for the full patient cohort in the ongoing phase IIa clinical trial in treatment-naïve patients in the first half of 2005, and we expect to obtain and report the 12-week interim results from an ongoing phase IIb clinical trial in patients that have previously failed treatment with the current standard of care in the second half of 2005.”

2005 Expectations
Based on the expected timing and cost of current and anticipated clinical trials and the planned growth of Idenix’s commercial operations activities, the company currently expects its net use of cash to be between $77 million and $87 million in 2005, which would result in 2005 year-end cash and marketable securities of between $70 million and $80 million.

Conference Call Information
Idenix will hold a conference call today at 4:30 p.m. Eastern time. Company management will review financial results, 2005 corporate milestones and financial guidance. A live webcast of the call will be available on the company’s website www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection.

About Idenix
Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts. The company also has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Statements in this press release other than those that are historical in nature are “forward-looking statements.” Such forward looking statements, which include statements with respect to the potential therapeutic benefits and successful development of our product candidates and the company’s drug discovery and research, regulatory approval processes and commercialization activities, are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. These risks and uncertainties relate to the results of clinical trials and other studies with respect to the product candidates that the company has under development, the timing and success of submission, acceptance and approval of regulatory filings, the company’s dependence on its collaboration with Novartis Pharma AG, the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its drug candidates and its discoveries. These and other risks are described in greater detail under the caption “Factors That May Affect Future Results” in Item 2 of the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.

All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
License fees and collaborative research and development — related party	$18,633	$13,464	$95,004	$33,327
License fees and collaborative research and development — other	—	—	—	(4,165)
Government research grants	126	100	385	408

Total revenues	18,759	13,564	95,389	29,570
Operating expenses:
Research and development	24,837	16,551	79,979	51,477
General and administrative	6,138	3,432	17,080	18,152
Sales and marketing	2,870	790	6,523	2,041

Total operating expenses	33,845	20,773	103,582	71,670

Loss from operations	(15,086)	(7,209)	(8,193)	(42,100)
Investment income, net	714	122	1,379	430
Other income (expense)	5	(12)	4	(26)

Loss before income taxes	(14,367)	(7,099)	(6,810)	(41,696)
Income tax (provision) benefit	413	(184)	566	(184)

Net loss	(13,954)	(7,283)	(6,244)	(41,880)
Accretion of redeemable convertible preferred stock	—	—	—	(29,074)

Net loss attributable to common stockholders	($13,954)	($7,283)	($6,244)	($70,954)

Basic and diluted net loss per share	($0.29)	($0.20)	($0.15)	($2.70)

Shares used in calculation of net loss per share	47,855	36,450	41,369	26,232

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

	December 31,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$42,083	$43,485
Marketable securities	38,429	—
Accounts receivable, related party	16,243	11,152
Other current assets	3,231	5,717

Total current assets	99,986	60,354
Property and equipment, net	6,805	4,066
Marketable securities, net of current portion	76,754	—
Other assets	3,573	2,670

Total assets	$187,118	$67,090

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$19,919	$18,535
Deferred revenue, related party	9,695	10,756
Other current liabilities	249	664

Total current liabilities	29,863	29,955
Long-term obligations	9,418	10,627
Deferred revenue, related party, net of current position	38,779	54,239

Total liabilities	78,060	94,821
Stockholders’ equity (deficit)	109,058	(27,731)

Total liabilities and stockholders’ equity (deficit)	$187,118	$67,090